SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1

Arena Pharmaceuticals, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

040047 10 2
(CUSIP Number)

April 8, 2002
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

        ☐ Rule 13d-1(b)

        ☒ Rule 13d-1(c)

        ☐ Rule 13d-1(d)

1    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP NO. 040047 10 2

1.	NAME OF REPORTING PERSON Biotechnology Value Fund, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 963,220
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 963,220

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 963,220

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%

12.	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 040047 10 2

1.	NAME OF REPORTING PERSON Biotechnology Value Fund II, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 624,300
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 624,300

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 624,300

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%

12.	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 040047 10 2

1.	NAME OF REPORTING PERSON BVF Investments, L.L.C. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,404,800
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,404,800

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,404,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%

12.	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 040047 10 2

1.	NAME OF REPORTING PERSON BVF Partners L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 3,123,520
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 3,123,520

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,123,520

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.3%

12.	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 040047 10 2

1.	NAME OF REPORTING PERSON BVF Inc. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 3,123,520
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 3,123,520

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,123,520

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.3%

12.	TYPE OF REPORTING PERSON*
IA, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).	NAME OF ISSUER: Arena Pharmaceuticals, Inc. ("Arena")
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 6166 Nancy Ridge Drive San Diego, California 92121
ITEM 2.(a).	NAME OF PERSON FILING: This Amendment to Schedule 13G (this "Amendment") is being filed on behalf of the following persons* (the "Reporting Persons"):
	(i)	Biotechnology Value Fund, L.P. ("BVF")
	(ii)	Biotechnology Value Fund II, L.P. ("BVF2")
	(iii)	BVF Investments, L.L.C. ("Investments")
	(iv)	BVF Partners L.P. ("Partners")
	(v)	BVF Inc. ("BVF Inc.")
	*	Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Amendment is being filed on behalf of each of them.
ITEM 2(b).
ADDRESS OF PRINCIPAL BUSINESS OFFICE:
The principal business office of the Reporting Persons comprising the group filing this Amendment is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).	CITIZENSHIP:
	BVF:	a Delaware limited partnership
	BVF2:	a Delaware limited partnership
	Investments:	a Delaware limited liability company
	Partners:	a Delaware limited partnership
	BVF Inc.:	a Delaware corporation
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: Common Stock.
ITEM 2(e).	CUSIP Number: 040047 10 2
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following Not applicable as this Amendment is filed pursuant to Rule 13d-1(c).
ITEM 4.	OWNERSHIP: The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Amendment is hereby incorporated by reference.

ITEM 5.
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. ☐
ITEM 6.
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Investments also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, BVF2 and Investments, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Arena.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not applicable.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP: Not applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP: Not applicable.

ITEM 10.
CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 15, 2002

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INVESTMENTS L.L.C.
By:	BVF Partners L.P., its manager
	By:	BVF Inc., its general partner
		By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF PARTNERS L.P.
By:	BVF Inc., its general partner
	By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INC.
By:	/s/ MARK N. LAMPERT Mark N. Lampert President